Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in HighPeak Energy, Inc.’s combined registration statement on Form S-4 and on Form S-1 (No. 333-235313) and HighPeak Energy, Inc.’s Current Report on Form 8-K of our report dated May 13, 2020, (which includes an explanatory paragraph relating to HighPeak Energy Inc.’s ability to continue as a going concern) relating to the consolidated balance sheet of HighPeak Energy Inc. as of December 31, 2019, and the related consolidated statements of operations, changes in stockholder’s equity and cash flows for the period from October 29, 2019 (Inception) to December 31, 2019 and to the reference to our Firm under the caption “Experts” in the Registration Statements.

/s/  WithumSmith+Brown, PC

New York, New York

August 27, 2020